UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 20, 2015

Walter Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of incorporation)	Commission File No.	(I.R.S. Employer Identification No.)

3000 Riverchase Galleria, Suite 1700
Birmingham, Alabama 35244
(205) 745-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Walter Energy, Inc. (the “Company”) is permitted under the applicable indenture to elect, for any interest payment period prior to October 1, 2019, to use the payment-in-kind (“PIK”) feature of its 11.0%/12.0% Senior Secured Second Lien PIK Toggle Notes due 2020 (the “Second Lien Notes”). The Company may pay interest on the Second Lien Notes (1) entirely in cash, at a rate of 11.0% (“Cash Interest”), or, if it uses the PIK feature, (2) with a 50%/50% or 75%/25% combination of (i) Cash Interest and (ii)(a) an increase in the principal amount of the Second Lien Notes outstanding or (b) an issuance of additional notes, in the case of each of clause (a) and (b), at a rate per annum equal to 12% (“PIK Interest”).

With respect to the interest payment due on the Second Lien Notes for the period commencing on April 1, 2015, the Company has elected to pay 50% in Cash Interest (approximately $9.9 million) and the balance in PIK Interest (approximately $10.8 million).

The Company intends to evaluate this option prior to the beginning of each eligible interest period, taking into account market conditions and other relevant factors at that time.

On March 20, 2015, the Company delivered a notice to Wilmington Trust, National Association, in its capacity as trustee under the Indenture governing the Second Lien Notes, that on the October 1, 2015 interest payment date of the Second Lien Notes, the Company will pay 50% of such interest payment in Cash Interest and the remainder in PIK Interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER ENERGY, INC.

Date: March 20, 2015	By:	/s/ Earl H. Doppelt
Earl H. Doppelt, Executive Vice President,
General Counsel and Secretary